March 30, 2015

Tom Wilburn
46 Pickman Road
Beverly, MA 01915

Dear Tom,

We believe that you will make an important contribution to the success and growth of Aerohive Networks, Inc. (“Aerohive,” or the “Company”). With this in mind, we are pleased to offer you the position of Senior Vice President, Worldwide Sales, initially reporting to me, as the Company’s C.E.O. This position will be designated a “Section 16” reporting position under SEC regulations. This letter agreement is intended to confirm the principal terms of your employment with us.

Consistent with this position, you will be expected to perform job-related duties as I may assign to you from time-to-time. Your primary job location for reporting purposes will be Aerohive’s headquarters office located in Sunnyvale, California, but may include such other places as Aerohive may direct over time. We also understand that during the term of your employment you intend to maintain your principal residence in Massachusetts, and that you will make yourself available at the Company’s headquarters office in person or by video or teleconferencing as reasonably requested or needed to perform your duties. Please confirm below with your acceptance of this offer the expected date of commencement of your employment with Aerohive Networks.

Cash Compensation.  This is an exempt position and your initial base salary will be $300,000 on an annualized basis (before withholdings for applicable taxes, benefits and other deductions).  As an employee in good standing you will also be eligible to participate in our bookings-based sales commission compensation program, with your initial annual target equal to 100 percent percent of your base salary then in-effect. These bookings-based payments will be calculated and determined quarterly, in arrears, on a pro-rated basis based on the Company’s achievement during the respective quarter of the bookings target for the quarter set in the Board-approved operating plan for that period. You must be employed in good standing through the end of the respective quarterly period in order to be deemed to have earned and be eligible to receive the bookings-based payment.

For the first 12 months of your employment you will also be eligible to receive an incentive-based payment For this first year of employment, the maximum potential payment to you will be $100,000, which will be pro-rated, calculated and paid quarterly, in arrears, beginning with our second fiscal quarter 2015 and ending with our first fiscal quarter 2016 based on your achievement of certain individual performance objectives which I will assign for each of those quarterly periods and confirm for you in writing (“MBOs”). You must be employed in good standing through the date the payment is determined, calculated and actually paid in order to be deemed to have earned and be eligible to receive the MBO achievement-based payment.

The bookings-based sales commission compensation program will be your principal incentive compensation program, and participation in an MBO achievement-based program will not necessarily be available to you following your first year of employment.

The Company anticipates conducting an annual FOCAL compensation review in early 2015 and an equity review later in 2015. You understand that as a new hire you will not be eligible to participate in compensation reviews until the next review cycle in 2016 but may be eligible, at the CEO's discretion, for the 2015 equity grant cycle.

All employment-related payments, including expense reimbursements, will be payable in accordance with Aerohive’s standard payroll schedule and process, and all earnings are subject to withholding, payroll taxes and other deductions required by law.

Stock Award.   In conjunction with your commencement of employment, we will propose that our Board of Directors approve an equity award comprising 310,000 shares of our Common Stock, which will be in the form of Restricted Stock Units.

The equity award is subject to Board approval and to all terms and conditions of the specific Aerohive Networks equity plan from which the award will issue.  Once approved (and subject to your continuing employment in good standing), 25 percent of the shares subject to the award will vest after 12 months and the remaining shares would vest over the next 36 months of continuous service.  Our Board typically considers equity awards on a quarterly basis; however, the date on which the Board acts could be later depending on a variety of factors, and this could affect the date on which your equity award is proposed for Board consideration and, therefore, the commencement of vesting.  You will receive more details regarding the award from Stock Administration after the date on which our Board considers your proposed award.

Notwithstanding the foregoing vesting schedule, and consistent with similar protections offered to members of our senior management, in conjunction with your commencement of employment, we will propose that our Board of Directors also approve entering with you the attached form of Separation and Change in Control Severance Agreement (the “Separation Agreement”), which would, once approved, provide additional benefits to you if you are terminated by the Company other than for Cause, death, or disability (as defined in the Plan) or you resign for Good Reason, and in either case you sign and do not revoke a standard form of release then-offered to the Company’s employees. These benefits, at all times as determined by and subject to the terms and conditions of the Separation Agreement, would include certain severance payments and acceleration of the then-unvested shares subject to your then-outstanding equity awards.

Benefits. Aerohive offers what we feel is a very competitive benefits package. A brief benefits summary is enclosed for your review.

Eligibility. Your eligibility to participate in Aerohive-sponsored compensation programs, be awarded equity, and receive employee benefits will be subject in each case to your continuing employment in good standing and the specific applicable terms and conditions for the programs in question (including as they may change or be administered over time). Please note that Aerohive may from time to time, in its discretion, adjust the benefits available to you and our other employees.

At Will Employment. During your employment with Aerohive, you will be expected to establish and maintain a professional, cordial relationship with co-workers, management, suppliers and customers. You will be expected to learn the requirements of the position and satisfactorily meet performance objectives over time. You also will be expected to participate actively in Aerohive’s performance improvement processes and, at all times as a condition of continuing employment, to abide by all then-current Aerohive policies and procedures and legal or regulatory requirements applicable to your employment. Aerohive’s policies and procedures relating to employment can be found in the Company’s Employee Handbook, which is available on Jive via the Company’s Intranet.

You understand and agree that your employment with Aerohive will at all times be “at will.” It is not for a specific term and you or Aerohive can terminate it at any time, for any reason or no reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as Aerohive’s personnel policies and procedures applicable to you, may change from time to time, the “at will” nature of your employment can only be changed in an express written agreement signed by you and myself as the Company’s CEO.

Arbitration.     You and Aerohive agree to submit to mandatory, exclusive and binding arbitration any controversy, dispute or claim arising out of, or relating to, this letter agreement, your employment relationship, any benefit or compensation you claim as a result of your employment, or the fact or circumstances of employment termination. However, you and Aerohive each retain the right to seek or obtain equitable relief from a court having jurisdiction over us.

The determination of this arbitration will be final, binding and non-appealable by you or Aerohive, before the American Arbitration Association, and its employment arbitration rules then in-effect, and will take place in Santa Clara County, State of California, before a single arbitrator.

Aerohive will bear the costs of the arbitrator; however, you will bear your own costs and fees (including attorneys’ costs and fees) and Aerohive will bear its own costs and fees incurred in conjunction with the arbitration (or otherwise in conjunction with any controversy, dispute or claim between us).

You and Aerohive agree that this arbitration requirement shall not apply to any dispute or claim relating to the misuse or misappropriation of the Company’s trade secrets or proprietary or confidential information.

The other specific requirements and provisions of our agreement to arbitrate all controversies, disputes or claims is provided in the Agreement to Arbitrate Disputes and Claims included with this letter agreement.

California Law. Unless we otherwise provide in a written agreement between us, California law will be used in all instances to govern and enforce any controversy, dispute or claim arising out of, or relating to, this letter agreement, your employment relationship, any benefit or compensation you claim as a result of your employment, or the fact or circumstances of your employment termination.

Other Conditions and Applicable Agreements. You also must provide appropriate identification establishing your identity and legal right to work within the United States, and complete and return a form I-9 within the first three (3) days of your date of hire. This offer is also contingent upon satisfactory background and reference checks. In this regard, you will be asked to consent to such background information and references as Aerohive deems reasonably necessary, including, where appropriate and permitted, confirmation of your past employment history, Social Security verification and criminal background.

As a further condition of our offer and your initial and continuing employment with Aerohive, you will be expected to sign and comply with certain agreements and all Aerohive policies and procedures concerning benefits, confidential information, assignment of inventions, arbitration of disputes, and business conduct, among others. In this regard, you will be asked to sign and return in conjunction with your acceptance of this offer the enclosed Employment, Confidentiality, Invention Assignment and Agreement to Arbitrate Disputes and Claims. These agreements, and the additional policies and procedures applicable to you at all times during employment with Aerohive, contain important conditions effecting your employment and your legal rights in general. Please read and review them carefully and feel free to consult with your attorney or other advisor concerning their terms, significance and effect on you.

This is Our Complete Offer Agreement.    This letter agreement, along with the additional documents referenced below, constitute the full, complete and only agreement between you and Aerohive regarding your employment and Aerohive’s employment relationship with you. Any contrary communications, representations, promises or assurances which may have been made or be made to you, concerning any aspect of your employment, are superseded by this offer and of no binding effect on Aerohive. Any additions or modifications of these terms are required to be in writing and signed by you and myself as the Company’s CEO in order to be effective and binding on Aerohive.

* * * * *

If acceptable, please sign, date and return to Human Resources this letter agreement, along with the enclosed additional documents. If not accepted before the close of business on April 1, 2015, this letter agreement and employment offer will automatically expire.

If there are any questions or concerns, please contact me directly.

We are excited to have you join our team and look forward to working with you at Aerohive. Welcome aboard!

Sincerely,

Aerohive Networks, Inc.

/s/ David Flynn
David Flynn
Chief Executive Officer

I have read and understand this employment offer and agreement and accept its terms as a condition of my initial and continuing employment with Aerohive. I also specifically understand that Aerohive may revoke this offer at any time, and for any reason, prior to my actual commencement of employment and without obligation or liability to me, and that my continuing employment thereafter with Aerohive Networks shall be “at will”, subject to my compliance with all policies or procedures in effect, and terminable by me or by Aerohive at any time, for any reason, with or without cause and with or without notice.

/s/ Tom Wilburn
Signature of Tom Wilburn
Date: 04/01/2015
Confirmed Start Date: 04/06/2015

Attachments:	Separation and Change in Control Severance Agreement
Employment, Confidentiality, Invention Assignment
Agreement to Arbitrate Disputes and Claims
Employee Benefit Summary